UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 30, 2005
VALEANT PHARMACEUTICALS INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11397 (Commission File Number)	33-0628076 (I.R.S. Employer Identification No.)

3300 Hyland Avenue Costa Mesa, California (Address of principal executive offices)	92626 (Zip Code)
(714) 545-0100
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 29, 2005 and effective as of January 1, 2006, Valeant Pharmaceuticals International (the “Company”) entered into an agreement (the “Agreement”) with Robert O’Leary providing for the terms pursuant to which Mr. O’Leary, the Executive Chairman of the Board of Directors of the Company, will continue to serve as non-executive Chairman of the Board of Directors.
     The initial term of the Agreement is from January 1, 2006 until the election of the Chairman of the Board of Directors immediately following the annual stockholders’ meeting in May, 2006 (the “Initial Term”). The term of the Agreement shall be automatically extended to each successive period as to which the Board of Directors of the Company elects Mr. O’Leary as Chairman and Mr. O’Leary agrees to serve as Chairman.
     The Agreement provides that, for the Initial Term, on or before January 5, 2006, Mr. O’Leary shall receive a pro-rated retainer of $12,500 and beginning with meetings occurring on or after January 1, 2006, shall be paid meeting and other fees consistent with the fee schedule generally applicable, as adopted from time to time by the Board of Directors of the Company. For any subsequent terms, Mr. O’Leary shall receive the retainer payable to all directors, paid on the schedule generally applicable to directors. In addition, the Agreement provides that upon signing of the Agreement, in consideration of his service for the Initial Term, the Company shall grant Mr. O’Leary 5,000 Restricted Stock Units upon the terms and conditions generally applicable to such grants to members of the Board of Directors of the Company. For each subsequent term (each such term beginning upon Mr. O’Leary’s election as Chairman at the Board of Directors meeting immediately following the annual stockholders meeting, as provided in the bylaws of the Company) as non-executive Chairman, the Company shall grant Mr. O’Leary a number of restricted stock units equal in value to $240,000, upon the terms and conditions generally applicable to such grants to members of the Board of Directors of the Company.
     The Agreement further provides that, for as long as Mr. O’Leary provides services to the Company whether as an employee, non-employee director, or consultant, to the extent provided in the applicable stock plans and stock option agreements, stock options currently held by him shall continue to vest in accordance with the existing stock agreement terms and conditions, including acceleration in the event of a change in control (as such term defined in the Agreement). The Agreement also includes additional terms relating to the exercisability of Mr. O’Leary’s stock options in the event of a change in control.
     If it is determined that Mr. O’Leary is entitled to payments and/or benefits which would constitute “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code (the “Code”) and, with respect to such excess parachute payment, would be subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Mr. O’Leary will be entitled to receive an additional amount (the “Gross-Up Payment”) such that after payment by Mr. O’Leary of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed by Section 4999 of the Code (and any interest and penalties imposed with respect thereto) upon the Gross-Up Payment, Mr. O’Leary retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the excess parachute payment; provided, however, that Mr. O’Leary shall not be entitled to receive a Gross-Up Payment with respect to any excise tax other than the initial application of the Excise Tax (although the amount, if any, of excise tax due with respect to the Gross-Up Payment shall be taken into account in determining whether, on an after-tax basis, the Gross-Up Payment is sufficient to cover the initial application of the Excise Tax). No equity compensation rights or cash compensation increases granted on or after November 17, 2004 will be eligible for a Gross-Up Payment. To the extent that Mr. O’Leary is subject to the Excise Tax when taking into account post-November 16 increases, but would not be subject to the Excise Tax if such increases were not taken into account, he will be entitled to a prorated Gross-Up Payment based on a ratio of pre-November 17 compensation compared to all parachute payments.
     The foregoing summary of the Agreement is qualified in its entirety by the actual Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits.

Exhibit No.	Description
10.1	Agreement, dated December 30, 2005, effective as of January 1, 2006, between the Company and Robert O’Leary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL (Registrant)
Date: December 30, 2005	By:	/s/ Eileen C. Pruette
		Name:	Eileen C. Pruette
		Title:	Executive Vice President General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement, dated December 30, 2005, effective as of January 1, 2006, between the Company and Robert O’Leary.

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